EXHIBIT 10.4

NOTICE OF GRANT OF RESTRICTED STOCK UNITS AND RESTRICTED STOCK UNITS AGREEMENT	CIBER, Inc. ID: 38-2046833 6363 South Fiddler’s Green Circle Suite 1400 Greenwood Village, CO 80111

Claude J. Pumilia [Street Address] [City, State, Zip]	Grant Number: ID:

Effective April 4, 2011 (the “Effective Date”), you have been granted 150,000 restricted stock units (the “Restricted Stock Units”) of CIBER, Inc. (the “Company”) common stock (the “Stock”).

The Restricted Stock Units award shall vest beginning six months from the Effective Date and continuing thereafter on a quarterly basis over a four (4) year period as follows:

Shares	Vest Type	Vest Date	Vest Type
10,000	Quarterly	October 4, 2011	(6 months from Effective Date)
10,000	Quarterly	January 4, 2012	(9 months from Effective Date)
10,000	Quarterly	April 4, 2012	(12 months from Effective Date)
10,000	Quarterly	July 4, 2012	(15 months from Effective Date)
10,000	Quarterly	October 4, 2012	(18 months from Effective Date)
10,000	Quarterly	January 4, 2013	(21 months from Effective Date)
10,000	Quarterly	April 4, 2013	(24 months from Effective Date)
10,000	Quarterly	July 4, 2013	(27 months from Effective Date)
10,000	Quarterly	October 4, 2013	(30 months from Effective Date)
10,000	Quarterly	January 4, 2014	(33 months from Effective Date)
10,000	Quarterly	April 4, 2014	(36 months from Effective Date)
10,000	Quarterly	July 4, 2014	(39 months from Effective Date)
10,000	Quarterly	October 4, 2014	(42 months from Effective Date)
10,000	Quarterly	January 4, 2015	(45 months from Effective Date)
10,000	Quarterly	April 4, 2015	(48 months from Effective Date)

CIBER, INC.

RESTRICTED STOCK UNIT AGREEMENT

Restricted Stock Unit Transferability

Your Restricted Stock Units may not be transferred, assigned, pledged or hypothecated, whether by operation of law or otherwise, nor may the Restricted Stock Units be made subject to execution, attachment or similar process.

Vesting

Your Restricted Stock Unit grant vests as to the number of stock units indicated in the vesting schedule on the cover sheet, on the Vest Dates shown on the cover sheet, provided you continue to provide services to the Company or an Affiliate as an employee, officer or director, or a consultant or adviser (“Service”) on the applicable Vest Date. Your employment agreement with the Company dated March 7, 2011 (the “Employment Agreement”) sets forth the circumstances in which vesting of the Restricted Stock Units will be accelerated, either partially or fully. The resulting aggregate number of vested shares will be rounded to the nearest whole number, and you cannot vest in more than the number of shares covered by this Restricted Stock Unit grant.

“Affiliate” means, any company or other trade or business that controls, is controlled by or is under common control with the Company within the meaning of Rule 405 of Regulation C under the Securities Act, including, without limitation, any Subsidiary. An entity may not be considered an Affiliate unless the Company holds a “controlling interest” in such entity, where the term “controlling interest” has the same meaning as provided in Treasury Regulation 1.414(c)-2(b)(2)(i), provided that the language “at least 50 percent” is used instead of “at least 80 percent” and, provided further, that where granting of stock options is based upon a legitimate business criteria, the language “at least 20 percent” is used instead of “at least 80 percent” each place it appears in Treasury Regulation 1.414(c)-2(b)(2)(i).

“Subsidiary” means any “subsidiary corporation” of the Company within the meaning of Section 424(f) of the Code.

Delivery of Shares

Delivery of vested shares of Stock will be made within three (3) days of the applicable Vest Date; provided, that, if such Vest Date occurs during a period in which you are (i) subject to a lock-up agreement restricting your ability to sell Stock in the open market or (ii) are restricted from selling Stock in the open market because a trading window is not available, delivery of such vested shares will be delayed until the date immediately following the expiration of the lock-up agreement or the opening of a trading window but in no event beyond 2½ months after the end of the calendar year in which the shares would have been otherwise delivered; and provided further that you have been continuously in Service to the Company or a Subsidiary from the Effective Date until the Vest Date.

Forfeiture of Unvested Restricted Stock Units

Unless the termination of your Service triggers accelerated vesting of your Option or RSUs pursuant to the terms of this Agreement or any other written agreement between the Company (or any Affiliate) and you, including the Employment Agreement, you will automatically forfeit to the Company all of the Restricted Stock Units that have not yet vested or with respect to which all applicable restrictions and conditions have not lapsed.

Forfeiture of Rights

If you should take actions in violation or breach of or in conflict with any non-competition agreement, any agreement prohibiting solicitation of employees or clients of the Company or any Affiliate thereof or any confidentiality obligation with respect to the Company or any Affiliate thereof, the Company shall have the right to cause a forfeiture of your unvested Restricted Stock Units, and with respect to those shares of Restricted Stock Units vesting during the period commencing twelve (12) months prior to your taking actions in competition with the Company, the right to cause a forfeiture of those vested shares of Stock.

Leaves of Absence

For purposes of this option, your Service does not terminate when you go on a bona fide employee leave of absence that was approved by the Company in writing, if the terms of the leave provide for continued Service crediting, or when continued Service crediting is required by applicable law. Your Service terminates in any event when the approved leave ends unless you immediately return to active employee work.

The Company determines, in its sole discretion, which leaves count for this purpose, and when your Service terminates for all purposes under the Agreement.

Evidence of Issuance

The issuance of the shares upon the vesting of the Restricted Stock Units shall be evidenced in such a manner as the Company, in its discretion, will deem appropriate, including, without limitation, book-entry, registration or issuance of one or more share certificates.

Withholding Taxes

You agree, as a condition of this grant, that you will make acceptable arrangements to pay any withholding or other taxes that may be due as a result of vesting in Restricted Stock Units or your acquisition of Stock under this grant. In the event that the Company determines that any withholding payment is required relating to this grant under applicable laws, the Company will have the right to: (i) require that you arrange such payments to the Company, or (ii) cause an immediate forfeiture of shares of Stock subject to the Restricted Stock Units granted pursuant to this Agreement in an amount equal to the withholding or other taxes due.

Retention Rights

Neither your Restricted Stock Units nor this Agreement gives you the right to be retained or employed by the Company (or any Subsidiary or Affiliate) in any capacity. Subject to the Employment Agreement, the Company (and any parent, Subsidiary or Affiliate) reserve the right to terminate your Service at any time and for any reason.

Shareholder Rights

You do not have any of the rights of a shareholder with respect to the Restricted Stock Units unless and until the Stock relating to the Restricted Stock Units has been transferred to you. In the event of a cash dividend on outstanding Stock, you will be entitled to receive a cash payment for each Restricted Stock Unit. The Company may in its sole discretion require that dividends will be reinvested in additional stock units at fair market value of the Stock on the dividend payment date, subject to vesting and delivered at the same time as the Restricted Stock Unit.

Adjustments

In the event of a stock split, a stock dividend or a similar change in the Stock, the number of Restricted Stock Units covered by this grant will be adjusted proportionately (and rounded down to the nearest whole number). Your Restricted Stock Units shall be subject to the terms of the agreement of merger, liquidation or reorganization in the event the Company is subject to such corporate activity.

Applicable Law

This Agreement will be interpreted and enforced under the laws of the state of Colorado, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

The Agreement

This Agreement and the associated cover sheet constitute the entire understanding between you and the Company regarding this grant. Any agreements, commitments or negotiations concerning this grant are superseded; except that any written employment [(including the Employment Agreement)], consulting, confidentiality, non-competition and/or severance agreement between you and the Company (or any Affiliate), whether entered into before or after this Agreement’s effective date, shall supersede this Agreement with respect to its subject matter, provided that no such superseding shall result in a failure to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”).

Data Privacy

The Company may process personal data about you. Such data includes, but is not limited to the information provided in this Agreement and any changes thereto, other appropriate personal and financial data about you such as home address and business addresses and other contact information, payroll information and any other information that might be deemed appropriate by the Company to facilitate the administration of the Agreement.

By accepting these Restricted Stock Units, you give explicit consent to the Company to process any such personal data.

Code Section 409A

It is intended that this award comply with Section 409A or an exemption to Section 409A. To the extent that the Company determines that you would be subject to the additional 20% tax imposed on certain non-qualified deferred compensation plans pursuant to Section 409A as a result of any provision of this Agreement, such provision shall be deemed amended to the minimum extent necessary to avoid application of such additional tax. The nature of any such amendment shall be determined by the Company. For purposes of this award, a termination of Service only occurs upon an event that would be a Separation from Service within the meaning of Section 409A.

IN WITNESS WHEREOF, the parties hereto have signed their names as of the day and year first above written.

CIBER, INC.

By:	/s/ David C. Peterschmidt
Name:	David C. Peterschmidt
Title:	President & Chief Executive Officer

/s/ Claude J. Pumilia
Claude J. Pumilia